[PALATIN LOGO OMITTED]

FOR RELEASE NOVEMBER 20, 2002 at 7:30 AM EDT

Contacts:

For Palatin Technologies:	For Noonan Russo Presence Euro RSCG:
Carl Spana, PhD	Melissa Wainberg (media)
President and CEO	(212) 845-4262
(609) 495-2200	m.wainberg@nrp-euro.com
cspana@palatin.com

Stephen T. Wills	Janet Dally (institutional investors)
Chief Financial Officer	MontRidge, LLC
(609) 495-2200	(203) 894-8038
swills@palatin.com	jdally@montridgellc.com

Palatin Technologies, Inc. Raises $11.5 Million
--Proceeds to Further Advance Pipeline--

CRANBURY, NJ — November 20, 2002 — Palatin Technologies, Inc. (AMEX: PTN) announced today the conclusion of an offering which yielded gross proceeds of $11.5 million through the private placement of securities to selected institutional and accredited investors. The Company sold 9.37 million common shares and for every five shares purchased, the investors also received a five-year warrant to purchase one share of common stock at a 25 percent premium to the purchase price per-share in the offering. The offering price represented an “at market” price per common share based on the average of the daily closing price of the common stock for the five trading days preceding the closing date.

Investors in the offering include: Perceptive Life Sciences Fund, NY; Lombard Odier Darier Hentsch & Company, Switzerland; Pictet Fund – Biotech, Luxembourg; Credit Suisse Asset Management - CSA Aktien Biotech, Switzerland; Credit Suisse Asset Management – CS Equity Fund Global Biotech, Luxembourg; Park Place Capital, Ltd., England; Jean-Phillippe, Francois and Emmanuel Hottinger & Company, Switzerland; Anglo Irish Bank, Switzerland; Bernische Lehrerversicherungskasse, Switzerland; Albert Fried & Company LLC, NY; ProMed Partners, LP, NY. The placement agent for the European investors was Zurich based Privateq Advisors AG. “We are very pleased with the successful closing of this private placement in this difficult financing environment for the biotechnology industry,” said Carl Spana, Ph.D., Palatin’s President and CEO. “The confidence demonstrated by these quality investors reflects positively on our Company and the potential of our product pipeline under development.”

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Stephen T. Wills, chief financial officer of Palatin commented, “These proceeds will primarily be used to advance the development of LeuTech®, as we seek to gain FDA approval, and further the development programs of PT-141 as we pursue a strategic collaboration for its commercialization. We also anticipate commencing clinical trials for the first product developed from our MIDAS™ technology during calendar year 2003.” The securities offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Under the terms of the transaction, Palatin has agreed to file a registration statement, registering for resale the common stock sold and the common stock issuable on exercise of the warrants, within forty-five days of the closing.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. (AMEX: PTN) is a biopharmaceutical company engaged in the drug design and development of innovative therapeutics. Palatin’s patented drug discovery platform, MIDAS™, streamlines the drug design process with an efficient approach to identify lead compounds from protein targets for drugs. The company is currently conducting clinical investigations with its lead drug, PT-141, for the treatment of male and female sexual dysfunction, and is developing additional therapeutic compounds discovered using its enabling peptide platform technology MIDAS to treat obesity, sexual dysfunction and inflammation. Additionally, Palatin is developing a product for infection imaging, LeuTech®, based on a proprietary radiolabeled monoclonal antibody. For further information visit the Palatin web site at www.palatin.com.

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on its partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for events not updated after the date on this press release.

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